Contact:
Amy C. Chang
Vice President, Investor Relations
866.861.3229

AMN HEALTHCARE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 RESULTS

SAN DIEGO – (March 4, 2010) – AMN Healthcare Services, Inc. (NYSE: AHS) today announced operating results for the fourth quarter and full-year 2009. Financial highlights are as follows:

(Dollars in millions, except per share amounts)
	Q4 2009	% Chg Q4 2008	% Chg Q3 2009	Full Year 2009	% Chg 2008
Revenue	$144.7	(51%)	(13%)	$759.8	(38%)
Gross Profit	$41.2	(46%)	(10%)	$204.4	(36%)
Net Loss	($2.7)	NM	(36%)	($122.2)	NM
Loss per Share	($0.08)	NM	33%	($3.75)	NM
Cash Flow from Operations	$5.6	(60%)	(71%)	$98.7	55%
Adjusted EBITDA*	$10.7	(54%)	1%	$56.8	(41%)
Adjusted Diluted EPS*	($0.02)	NM	NM	$0.32	(69%)
* See notes (2) and (3) under “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.
NM – Not meaningful

“I’m certain most would agree that 2009 represented the most challenging year in the history of the healthcare staffing industry. The unprecedented rise in unemployment and severe economic contraction wreaked havoc and resulted in precipitous drops in demand volumes unlike any other time.   However, amidst the turbulence, AMN took a proactive, disciplined and forward-looking approach to build stronger relationships with our customers and streamline our operating model and cost structure.  These efforts have resulted in strong adjusted EBITDA margins, improved gross margins and a healthy balance sheet,” said Susan R. Nowakowski, President and Chief Executive Officer of AMN Healthcare. “As we enter 2010, the industry is experiencing a period of stabilization, and AMN is poised to benefit from the managed services and preferred provider relationships we expanded over the past year, in addition to the operational synergies and agility we have achieved.”

Full Year Business Highlights
•	Streamlined operating model and cost structure to improve future operating leverage
•	Reduced SG&A by $73 million (32%) over prior year
•	Achieved 7.5% adjusted EBITDA margin despite sharp revenue decline
•	Launched new corporate branding to rationalize and unify our portfolio of integrated services and brands
•	Generated operating cash flow of $99 million, significantly paid down debt and increased cash balance
•	Completed debt refinancing in December

For the fourth quarter of 2009, revenue was $145 million, a decrease of 51% from prior year and 13% from prior quarter. Fourth quarter revenue for the Nurse and Allied staffing segment was $74 million, a decrease of 64% from the same quarter last year and down 10% sequentially. The Locum Tenens staffing segment generated revenue of $63 million, a decrease of 18% from prior year and 17% from prior quarter. Fourth quarter Physician Permanent Placement revenue was $8 million, a decrease of 32% from prior year and 5% from prior quarter.

For the full year 2009, revenue was $760 million, a decrease of 38% from prior year. Nurse and Allied staffing segment revenue was $431 million, a decrease of 49% from prior year, Locum Tenens staffing segment revenue was $292 million, a decrease of 9% from prior year, and Physician Permanent Placement segment revenue was $37 million, a decrease of 28% from prior year.

Gross margin in the fourth quarter of 2009 was 28.4%, an increase of 270 bps from prior year and an increase of 100 bps compared to the previous quarter, driven primarily by an increase in gross margin in the Nurse and Allied segment. Full year gross margin was 26.9%, as compared to 26.0% for prior year due to the Locum Tenens and Physician Permanent Placement segments representing a greater portion of our business mix, along with increases in gross margin across all business segments.

Selling, general and administrative ("SG&A") expenses for the fourth quarter of 2009 were 22% as a percentage of revenue compared to 19% in the same quarter last year. For the full year, SG&A expenses (excluding restructuring costs of $11.3 million) were 21% as a percentage of revenue, as compared to 19% for 2008. Fourth quarter SG&A declined by $23 million, or 41%, over the same period in the prior year, and sequentially by $5 million, or 12%, due largely to cost-saving initiatives taking hold.

The fourth quarter tax provision reflects a true-up of the effective state tax rates, which reduced the full year 2009 effective income tax benefit rate from 28% reported in the third quarter to 26%. This had the impact of reducing the full year 2009 income tax benefit to $43 million, as compared to income tax expense of $27 million for prior year, reflecting effective income tax rates of 26% and 44% for these periods, respectively. The year-over-year change in the effective income tax rate was primarily attributable to the goodwill impairment charges recorded during 2009, a portion of which were permanently nondeductible for tax purposes.

For the fourth quarter, the company recorded a GAAP loss per share of $0.08 which includes $0.06 related to debt refinancing charges. Full year GAAP loss per share was $3.75, including the negative impacts of $3.78 for impairment charges, $0.21 for restructuring charges, and $0.02 for non-recurring legal expenses, in addition to the $0.06 for refinancing related charges. Average shares outstanding for the fourth quarter and full year 2009 were 32.6 million.

As of December 31, 2009, cash and cash equivalents totaled $27 million, compared to $11 million as of December 31, 2008. On December 23, 2009, the company entered into a new credit agreement, which includes a $40.0 million secured revolving credit facility maturing in December 2012 and a $110.0 million secured term loan maturing in December 2013. As of December 31, 2009, total term debt outstanding, net of discount, was $106 million, with zero outstanding on the revolver.

Business Trends and Outlook
During the fourth quarter and going into the first quarter, Nurse and Allied traveler count began to show consistent, modest week-over-week increases, and demand was above prior year levels. In Locum Tenens, volume and demand experienced declines going into the fourth quarter, but future demand appears to have stabilized since November. In Physician Permanent Placement, fourth quarter search activity was sequentially lower, in line with typical seasonal trends. Despite the stabilizing trends across the business segments, overall demand is still at relatively low levels. The primary drivers continuing to constrain demand remain the high national unemployment rate, continued overall economic weakness, and stagnant admissions levels. Based on these factors, first quarter consolidated revenue is expected to be flat compared with the prior quarter. As we look at the sequential revenues and volumes in each of our three segments, Nurse & Allied appears to be the strongest with slight sequential growth expected, and the other business lines are projected to be flat to slightly down sequentially.

“While the trajectory of the recovery continues to be difficult to predict, we believe that our comprehensive breadth of service offerings, our stronger client contractual relationships and operational agility leave AMN poised to capture market share and deliver better profitability as the trends improve,” added Nowakowski. “In addition, with our healthy balance sheet and recent debt refinancing, the company is well-positioned to focus on building future growth through long-term strategic investments in new synergistic opportunities to expand and diversify our business.”

About AMN Healthcare Services
AMN Healthcare Services, Inc. is the nation’s leading provider of comprehensive healthcare staffing and management services. As a leading provider of travel nurse and allied staffing services, locum tenens (temporary physician staffing) and physician permanent placement services, AMN Healthcare recruits and places healthcare professionals on assignments of variable lengths and in permanent positions with clients throughout the United States, who range from acute-care hospitals and physician practice groups to other healthcare settings, including rehabilitation centers, dialysis clinics, pharmacies, home health service providers and ambulatory surgery centers. For more information, visit http://www.amnhealthcare.com.

Conference Call on March 4, 2010
AMN Healthcare Services, Inc.'s fourth quarter 2009 conference call will be held on Thursday, March 4, 2010, at 5:00 p.m., Eastern Time. A live webcast of the call can be accessed through AMN Healthcare's website at http://www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1059 in the U.S. or (612) 288-0337 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company's website. Alternatively, a telephonic replay of the call will be available at 7:00 p.m. Eastern Time on March 4, 2010, and can be accessed until 11:59 p.m. Eastern Time on March 18, 2010, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 144662.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States ("GAAP"), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures may be made available on the company's website at http://www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding first quarter revenue and stabilizing demand trends, as well as Ms. Nowakowski's comments concerning the Company's positioning to capture market share, deliver better profitability, and build future growth through long-term strategic investments. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company's Annual Report on Form 10-K for the year ended December 31, 2008 and its other quarterly and periodic reports filed with the SEC. These statements reflect the company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008	% Chg	2009	2008	% Chg

Revenue	$144,698	$295,902	(51.1%)	$759,790	$1,217,200	(37.6%)
Cost of revenue	103,545	219,966	(52.9%)	555,369	900,211	(38.3%)
Gross profit	41,153	75,936	(45.8%)	204,421	316,989	(35.5%)
	28.4%	25.7%		26.9%	26.0%
Operating expenses:
Selling, general and administrative	32,388	55,176	(41.3%)	157,241	230,656	(31.8%)
	22.4%	18.6%		20.7%	18.9%

Depreciation and amortization	3,408	3,581	(4.8%)	13,812	14,439	(4.3%)
Restructuring charges	—	—	0%	11,270	—	100%
Impairment charges	—	—	0%	175,707	—	100%

Total operating expenses	35,796	58,757	(39.1%)	358,030	245,095	46.1%
Income (loss) from operations	5,357	17,179	(68.8%)	(153,609)	71,894	NM
	3.7%	5.8%		(20.2%)	5.9%
Interest expense, net	5,373	2,669	101.3%	11,955	10,690	11.8%
Income (loss) before income taxes	(16)	14,510	(100.1%)	(165,564)	61,204	NM
Income tax expense (benefit)	2,706	6,886	(60.7%)	(43,387)	26,847	NM
Net income (loss)	$(2,722)	$7,624	NM	$(122,177)	$34,357	NM
	(1.9%)	2.6%		(16.1%)	2.8%
Net income (loss) per common share:
Basic	$(0.08)	$0.23	NM	$(3.75)	$1.03	NM
Diluted	$(0.08)	$0.23	NM	$(3.75)	$1.02	NM

Weighted average common shares outstanding:
Basic	32,631	32,575	0.2%	32,615	33,375	(2.3%)
Diluted	32,631	32,870	(0.7%)	32,615	33,811	(3.5%)

NM – Not meaningful

AMN Healthcare Services, Inc.
Supplemental Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,

	2009	% of Rev	2008	% of Rev	2009	% of Rev	2008	% of Rev
Revenue
Nurse and allied healthcare staffing	$73,999		$207,313		$431,126		$843,747
Locum tenens staffing	62,447		76,413		291,822		321,954
Physician permanent placement services	8,252		12,176		36,842		51,499
	$144,698		$295,902		$759,790		$1,217,200

Reconciliation of Non-GAAP Items:
Segment Operating Income(1)
Nurse and allied healthcare staffing	$7,686	10.4%	$19,502	9.4%	$38,076	8.8%	$85,470	10.1%
Locum tenens staffing	6,459	10.3%	6,883	9.0%	28,814	9.9%	25,951	8.1%
Physician permanent placement services	1,942	23.5%	3,533	29.0%	9,819	26.7%	15,375	29.9%
	16,087	11.1%	29,918	10.1%	76,709	10.1%	126,796	10.4%
Unallocated corporate overhead	5,374		6,767		19,936		31,141
Adjusted EBITDA(2)	10,713	7.4%	23,151	7.8%	56,773	7.5%	95,655	7.9%

Depreciation and amortization	3,408		3,581		13,812		14,439
Stock-based compensation	1,948		2,391		8,709		9,322
Restructuring charges	—		—		11,270		—
Impairment charges	—		—		175,707		—
Unallocated non-recurring legal expenses	—		—		884		—
Interest expense, net	5,373		2,669		11,955		10,690
Income (loss) before income taxes	(16)		14,510		(165,564)		61,204
Income tax expense (benefit)	2,706		6,886		(43,387)		26,847
Net income (loss)	$(2,722)		$7,624		$(122,177)		$34,357

GAAP based diluted net income (loss) per share (EPS)	$(0.08)				$(3.75)
Adjustments:	—
Restructuring charges	—				0.21
Non-recurring legal expenses	—				0.02
Impairment charges	—				3.78
Refinancing related charges	0.06				0.06
Adjusted diluted earnings per share(3)	$(0.02)				$0.32

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008	% Chg	2009	2008	% Chg
Gross Margin
Nurse and allied healthcare staffing	27.0%	23.6%		24.4%	23.9%
Locum tenens staffing	26.0%	26.0%		26.4%	26.3%
Physician permanent placement services	60.0%	58.7%		59.6%	59.4%

Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment(4)	2,396	6,865	(65.1%)	3,562	7,036	(49.4%)
Revenue per traveler per day(5)	$335.70	$328.25	2.3%	$331.60	$327.65	1.2%
Gross profit per traveler per day(5)	$90.52	$77.41	16.9%	$81.06	$78.34	3.5%

Locum tenens staffing
Days filled(6)	43,276	53,145	(18.6%)	203,413	222,341	(8.5%)
Revenue per day filled(6)	$1,442.99	$1,437.82	0.4%	$1,434.63	$1,448.02	(0.9%)
Gross profit per day filled(6)	$375.55	$374.37	0.3%	$378.86	$380.68	(0.5%)

	As of December 31,
	2009	2008
Leverage Ratio(7)	1.9	1.5

(1)
Segment Operating Income represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, restructuring charges, impairment charges, non-recurring legal expenses, unallocated corporate expenses, and stock-based compensation expense. Management believes that Segment Operating Income is an industry wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses Segment Operating Income for planning purposes. Segment Operating Income is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation and allocation of costs.

(2)
Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, restructuring charges, impairment charges, non-recurring legal expenses, and stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA provides an effective measure of the company’s results, as it excludes certain items that management believes are not indicative of the company’s operating performance and considers measures used in credit facilities. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income (loss) from operations or net income (loss) as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(3)
Adjusted diluted earnings per share represents GAAP EPS plus restructuring and impairment charges, non-recurring legal expenses and refinancing related charges. The per share adjustments used in the adjusted EPS calculation are net of the Company's estimated statutory tax rate. Management presents adjusted EPS because it believes that adjusted EPS is a useful supplement to diluted net loss per share as an indicator of operating performance. Management believes such a measure provides a picture of the company's results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted EPS). As defined, adjusted EPS is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EPS are not indicative of the company's operating performance, these items do impact the income statement, and management therefore utilizes adjusted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP EPS.

(4)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(5)
Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(6)
Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company’s locum tenens staffing segment divided by days filled for the period presented.

(7)	Leverage ratio represents the ratio of the total debt outstanding at the end of the period to the Adjusted EBITDA for the past twelve months.

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	September 30,	December 31,
	2009	2009	2008
Assets
Current assets:
Cash and cash equivalents	$27,053	$22,621	$11,316
Accounts receivable, net	89,498	96,410	182,562
Prepaid expenses	6,550	6,748	9,523
Income taxes receivable	3,900	2,108	3,440
Deferred income taxes, net	8,534	17,805	18,085
Other current assets	1,902	2,782	4,901
Total current assets	137,437	148,474	229,827

Restricted cash and cash equivalents	22,025	—	—
Fixed assets, net	19,970	21,581	24,018
Deposits and other assets	14,368	12,488	13,252
Goodwill	79,868	79,868	252,875
Intangible assets, net	115,336	116,537	122,845

Total assets	$389,004	$378,948	$642,817

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	—	—	$3,995
Accounts payable and accrued expenses	18,057	18,929	24,420
Accrued compensation and benefits	24,054	29,431	44,871
Revolving credit facility	—	—	31,500
Current portion of notes payable	5,500	10,845	14,580
Deferred revenue	5,084	5,404	7,184
Other current liabilities	10,404	14,502	14,722
Total current liabilities	63,099	79,111	141,272

Notes payable, less current portion and discount	100,121	66,425	100,236
Deferred income taxes, net	789	4,615	58,466
Other long-term liabilities	54,151	57,277	58,710
Total liabilities	218,160	207,428	358,684

Stockholders’ equity	170,844	171,520	284,133

Total liabilities and stockholders’ equity	$389,004	$378,948	$642,817

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Net cash provided by operating activities	$5,582	$13,802	$98,732	$63,694

Net cash used in investing activities	(22,887)	(1,819)	(29,245)	(48,247)

Net cash provided (used in) financing activities	21,721	(8,296)	(53,810)	(22,334)

Effect of exchange rates on cash	16	(176)	60	(292)

Net increase (decrease) in cash and cash equivalents	4,432	3,511	15,737	(7,179)

Cash and cash equivalents at beginning of period	22,621	7,805	11,316	18,495

Cash and cash equivalents at end of period	$27,053	$11,316	$27,053	$11,316